                                                                  EXHIBIT (a)(1)

                                   AVAYA INC.

                     OFFER TO EXCHANGE OUTSTANDING OPTIONS
                           FOR RESTRICTED STOCK UNITS

The right to tender options pursuant to the offer will expire at 11:59 p.m., New York time, on July 24, 2001, unless the offer is extended.

     Avaya Inc. is offering employees the opportunity to receive shares of our common stock in the form of "restricted stock units" in exchange for certain:

     (1) outstanding options having an exercise price of less than $25 per share ("Class A Options");

     (2) outstanding options having an exercise price of $25 or more but less than $30 ("Class B Options");

     (3) outstanding options having an exercise price of $30 or more but less than $35 ("Class C Options");

     (4) outstanding options having an exercise price of $35 or more but less than $40 ("Class D Options"); and

     (5) outstanding options having an exercise price of $40 or more ("Class E Options").

     We refer to the various options subject to this offer as "Eligible Options" and each of the classes of options as a "class." All Eligible Options are options to purchase shares of our common stock. The restricted stock units will be subject to forfeiture and other restrictions until they vest under the terms of a restricted stock unit award agreement between each tendering option holder and us. The number of restricted stock units that you receive with respect to options of any class will be determined by (1) the number of options you tender in a particular class, (2) the per share exchange value of that class and (3) the average of the high and low price of Avaya stock determined as of the close of trading on the New York Stock Exchange three business days prior to the expiration of the offer. The per share exchange value for each class is listed below. If you accept this offer with respect to any Eligible Options, you must tender all options that were issued to you as part of the same grant.

     We are making this offer upon the terms and subject to the conditions described in this "Offer to Exchange" and in the related letter of transmittal (which together, as they may be amended from time to time, we refer to as the "offer"). The offer is not conditioned upon a minimum number of options of any class being exchanged, but the offer is subject to conditions that we describe in Section 6 of this Offer to Exchange, and, in addition, we may in our sole discretion decide not to accept all (but not less than all) the options being tendered. (See Sections 1 and 6)

     You may tender options at any time prior to 11:59 p.m., New York time, on July 24, 2001 or any later expiration date if the offer is extended by completing and manually executing the letter of transmittal and restricted stock unit award agreement (copies of which are delivered with this Offer to Exchange) and delivering these documents to us in accordance with the procedures listed in
Section 3.

     Alternatively, you may tender options by completing the letter of transmittal and restricted stock unit award agreement electronically on the web site maintained for this offer (www.aststockplan.com), which we refer to as the "offer web site." You may tender options on the offer web site beginning on or about July 2, 2001 (when we expect the offer web site to be available) until the expiration date. We believe that you may find the offer web site more convenient than delivering printed copies of the letter of transmittal and restricted stock unit award agreement.

     WHICH OPTIONS ARE ELIGIBLE OPTIONS? All options that are currently outstanding under the various option plans listed in the Summary Term Sheet and
Section 1, which we refer to collectively as the "option plans," are Eligible Options. All Eligible Options were initially granted by or assumed by Lucent Technologies

Inc. and converted to Avaya options in connection with the spin-off of Avaya from Lucent. Eligible Options do not include (1) options initially granted by Avaya, (2) Avaya options resulting from the conversion of options granted by Lucent under the August 4, 2000 grant (or, in the case of employees in Italy, the August 28, 2000 grant) or the Lucent 1998 Global Stock Option Plan grant on September 1, 1998 and (3) any options that are intended to be incentive stock options under the Internal Revenue Code.

     WHO CAN PARTICIPATE IN THE EXCHANGE? You may participate in this exchange only if you hold Eligible Options, you are an employee of Avaya or one of its subsidiaries on the date this offer is made and you will be an employee of Avaya or one of its subsidiaries on the date the restricted stock units will be granted. Employees who have been granted stock options by Avaya on or after January 24, 2001 are not eligible to participate in this exchange. Additionally, employees in Australia, Belgium, the People's Republic of China, France, Kazakhstan, Russia and the Ukraine are not eligible to participate in the exchange. Employees who retire or voluntarily leave Avaya under the retirement/separation program announced in June 2001 (which we refer to as the Voluntary Retirement/Separation Program) are eligible to participate in the exchange under the terms and conditions described below.

     DO I HAVE TO TENDER ALL MY OPTIONS? You are not required to tender any or all of your Eligible Options. However, if you elect to participate in this exchange with respect to ANY Eligible Options, you must tender ALL options that were issued to you as part of the same grant.

     WHAT WILL I RECEIVE IN EXCHANGE FOR MY ELIGIBLE OPTIONS? If you participate in this exchange and are not an executive officer of Avaya subject to Section 162(m) of the Internal Revenue Code, you will receive restricted stock units issued under the Avaya Inc. Long Term Incentive Plan for Management Employees. Executive officers of Avaya subject to Section 162(m) of the Internal Revenue Code who are eligible and choose to participate in the exchange will receive restricted stock units issued under the Avaya Inc. 2000 Long Term Incentive Plan. We refer to the Avaya Inc. Long Term Incentive Plan for Management Employees and the Avaya Inc. 2000 Long Term Incentive Plan collectively as the "Avaya Long Term Incentive Plans." The restricted stock units will be subject to forfeiture and restrictions on transfer, and will not entitle you to receive dividends, notices of meeting, proxy statements and other materials provided to stockholders, until the restrictions lapse (at which time the units and the shares underlying the restricted stock units "vest") under the terms of a restricted stock unit award agreement between you and us.

     The number of restricted stock units that you receive with respect to options of any class will be determined by (1) the number of options you tender in a particular class, (2) the per share exchange value of that class and (3) the average of the high and low price of Avaya stock determined as of the close of trading on the New York Stock Exchange three business days prior to the expiration of the offer. The "class" of any stock option will depend on its exercise price. For each class of Eligible Options you tender, we will determine the total exchange value of the tendered options by multiplying the number of shares represented by the tendered options by the per share exchange value for that class. The aggregate number of restricted stock units that you receive will be the result of dividing (1) the sum of the total exchange values for each class of tendered options by (2) the average of the high and low price of Avaya stock determined as of the close of trading on the New York Stock Exchange on the third business day preceding the expiration date (i.e., if the offer is not extended, we will use the average of the high and low stock price on July 19,
2001). We will inform you by electronic mail, not later than 5:00 p.m., New York time, two business days prior to the expiration date, of the average of the high and low stock price of Avaya. The following chart lists, for each class of options, the range of exercise prices per share and the per share exchange value:

                 RANGE OF EXERCISE PRICES PER
CLASS OF OPTION              SHARE              PER SHARE EXCHANGE VALUE
---------------  ----------------------------   ------------------------
    Class A      Less than $25                           $4.25
    Class B      $25 or more but less than $30           $3.25
    Class C      $30 or more but less than $35           $2.25
    Class D      $35 or more but less than $40           $2.00
    Class E      $40 or more                             $1.75

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

     For example, if you exchange Eligible Options to purchase 1,516 shares of Avaya common stock with an exercise price of $37 per share, and the average of the high and low price of our common stock three business days prior to the expiration date is $11.50, then:

     - the Eligible Options are in Class D,

     - the per share exchange value is $2.00,

     - the total exchange value is $3,032 (1,516 multiplied by $2.00), and

     - you will receive 264 restricted stock units ($3,032 divided by $11.50 equals 263.65, rounded up to 264).

     You may obtain a summary of your Eligible Options on the offer web site beginning on or about July 2, 2001. You will not be required to pay cash for the restricted stock units you receive in the exchange. However, as further discussed in Section 13, there are tax consequences if you elect either to be taxed currently or to be taxed upon the vesting of the restricted stock units that will require you to satisfy the withholding tax obligation.

     WHAT IS THE VESTING PERIOD OF THE RESTRICTED STOCK UNITS? The restricted stock units you receive will vest in three equal annual installments on August 1, 2002, August 1, 2003 and August 1, 2004. Even if your options are currently vested, the restricted stock units you receive will be subject to vesting over this three-year period.

     WHAT WILL EMPLOYEES PARTICIPATING IN THE VOLUNTARY RETIREMENT/SEPARATION PROGRAM RECEIVE IN THE EXCHANGE? If you retire or voluntarily leave Avaya under the Voluntary Retirement/Separation Program, you may participate in the offer as long as you are an active employee on the date the offer expires. If you participate in the Voluntary Retirement/Separation Program and tender options pursuant to the offer, all the restricted stock units that you receive in the exchange will vest immediately on the first day you are "off roll," or no longer on Avaya's payroll. We expect the off roll date for participants in the Voluntary Retirement/Separation Program to be on August 1, 2001. The number of restricted stock units that you will receive will be net of any applicable withholding taxes you may owe on the value of the shares underlying the restricted stock units. If you are a U.S. taxpayer or resident, you will be required to recognize ordinary income in an amount equal to the then fair market value of the shares underlying the restricted stock units. If you are not a U.S. taxpayer or resident, you should consult your tax advisor with respect to any withholding tax you may owe and social contribution consequences, if any, upon receipt of the restricted stock units.

     ARE THERE ANY SPECIAL TAX CONSIDERATIONS? If you are a U.S. taxpayer or resident who elects to participate in this offer, you will incur no immediate tax consequences from receiving restricted stock units in exchange for your options, unless you make an election under Section 83(b) of the Internal Revenue Code. If you do not make a Section 83(b) election, when your restricted stock units vest you will be required to recognize ordinary income in an amount equal to the then fair market value of the shares underlying those restricted stock units as of the date of vesting and we will have a withholding tax obligation with respect to such income. If you make a Section 83(b) election, you will be required to recognize ordinary income at the time of the exchange in an amount equal to the fair market value of the shares underlying the restricted stock units on such date, and you will be required to pay all applicable taxes at that time by submitting the approximate amount to us in cash. As described in this Offer to Exchange, when your restricted stock units vest you will have the option either to pay us in cash or allow us to utilize a portion of the shares underlying those restricted stock units to satisfy the withholding tax obligation. Section 13 includes a general summary of the material federal income tax consequences of the exchange for U.S. citizens and residents. Employees located outside the United States may incur adverse tax consequences from receiving restricted stock units in exchange for options. We recommend that you consult with your own tax advisor to determine the tax and, if you are located outside the United States, any withholding tax and social contribution consequences of this transaction under the laws of the country in which you live and work.

     WHAT IS AVAYA RECOMMENDING THAT I DO? Although our Board of Directors has authorized this offer, it recognizes that the decision to accept is an individual one that should be based on a variety of factors. You should consult with your personal advisors if you have questions about your financial or tax situation. Neither

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the Board of Directors nor our Corporate Governance and Compensation Committee
is making a formal recommendation to employees as to whether or not to accept this offer. We have been advised that most of our executive officers who are eligible to participate intend to tender options pursuant to this offer. Non-employee directors are not eligible to participate in this offer. However, if you anticipate that you will retire or voluntarily terminate your employment with Avaya before the restricted stock units will fully vest, or if you intend to participate in the Voluntary Retirement/Separation Program, see the discussion in Section 8 of this Offer to Exchange and Question 12 of the Summary of Terms.

     Shares of our common stock are quoted on the New York Stock Exchange under the symbol "AV." On June 22, 2001, the closing price of our common stock on the New York Stock Exchange was $12.11 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

     The offer web site will be maintained for Avaya by AST StockPlan, Inc., a consulting group that assists Avaya with the management of its employee stock plan programs. You may contact a representative of AST StockPlan at 1-888-980-6456 (U.S.) or +1-212-659-2200 (outside the U.S.), or by electronic mail (support@aststockplan.com) for assistance with the offer web site. You also may contact a representative of the applicable plan administrator listed in Question 30 to assist you in calculating the number of restricted stock units you would receive if you tender all or any grant of your Eligible Options.

     RECENT DEVELOPMENTS. On June 12, 2001, we announced expected declines in ongoing revenues in the third and fourth fiscal quarters of 2001. Due to a widening slowdown in customer purchases in late May and early June 2001, we expect ongoing revenues to decline four to six percent for the third fiscal quarter ending June 30, 2001 and earnings per share to approximately double compared to the third fiscal quarter of 2000. We expect revenue for the fourth fiscal quarter to decline four to eight percent, and earnings per share to increase six-fold compared to the fourth fiscal quarter of 2000. Our expectations for the fourth quarter assume no further deterioration in economic conditions.

     Our sales in May 2001 were lower than expectations across all product segments, except Connectivity Solutions. Sales outside the United States, which had grown year-over-year in the first and second fiscal quarters, were also below expectations, especially in Europe where we generate approximately half of our non-U.S. revenues.

     We also announced the following steps we are taking to improve performance:

     - accelerating completion of our restructuring plan to the end of fiscal year 2002, one year earlier than originally stated;

     - eliminating at least 3,000 jobs, or about 11% of our workforce, through a combination of involuntary and voluntary separations, including the Voluntary Retirement/Separation Program targeted to U.S. management employees; and

     - improving profitability by consolidating and restructuring under-performing parts of our business, including elements of our Communications Solutions and Services segments.

     The restructuring initiatives already taken have reduced expenses by $100 million a quarter in fiscal 2001 from the fourth quarter of fiscal 2000. We expect that the actions outlined above will eliminate expenses by an additional $50 million in the third quarter and an additional $80 million in the fourth quarter of fiscal 2001.

                             IMPORTANT INFORMATION

     Any option holder desiring to tender Eligible Options for exchange should complete and return to us both the letter of transmittal and the restricted stock unit award agreement, either (1) electronically on the web site maintained for this offer (www.aststockplan.com) or (2) by delivering the executed letter of transmittal and restricted stock unit award agreement by regular mail, overnight delivery, hand delivery or facsimile in accordance with the instructions in Question 23.

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

     This offer is not being made to, nor will any tender of options be accepted from or on behalf of, option holders in any jurisdiction in which the making of this offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, in our sole discretion, take such actions as we may deem necessary for us to make this offer to option holders in such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY US.

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
Summary Term Sheet.................................................    1
The Offer..........................................................   10
   1.  NUMBER OF UNITS OF RESTRICTED STOCK; EXPIRATION DATE........   10
   2.  PURPOSE OF THE OFFER........................................   12
   3.  PROCEDURES..................................................   12
   4.  CHANGE IN ELECTION..........................................   14
   5.  ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND
       ISSUANCE OF RESTRICTED STOCK UNITS..........................   15
   6.  CONDITIONS OF THE OFFER.....................................   15
   7.  PRICE RANGE OF COMMON STOCK.................................   17
   8.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED
       STOCK UNITS.................................................   17
   9.  INFORMATION ABOUT AVAYA INC. ...............................   20
  10.  INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND
       ARRANGEMENTS ABOUT THE OPTIONS..............................   22
  11.  STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING
       CONSEQUENCES OF THE OFFER...................................   23
  12.  LEGAL MATTERS; REGULATORY APPROVALS.........................   23
  13.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES...............   23
  14.  EXTENSION OF OFFER; TERMINATION; AMENDMENT..................   24
  15.  FEES AND EXPENSES...........................................   25
  16.  ADDITIONAL INFORMATION......................................   25
  17.  FORWARD LOOKING STATEMENTS; MISCELLANEOUS...................   26

Schedule A -- Information about the Directors and Executive Officers of Avaya
Inc.

                               SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this Offer to Exchange and the accompanying letter of transmittal because the information in this summary is not complete. Where appropriate, we have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

Q1:  WHAT SECURITIES IS AVAYA OFFERING TO EXCHANGE?

A. We are offering to exchange (1) options having an exercise price less than $25 per share ("Class A Options"); (2) options having an exercise price of $25 or more but less than $30 ("Class B Options"); (3) options having an exercise price of $30 or more but less than $35 ("Class C Options"); (4) options having an exercise price of $35 or more but less than $40 ("Class D Options"); and (5) options having an exercise price of $40 or more ("Class E Options") that are currently outstanding under the various option plans listed below. All Eligible Options were initially granted by or assumed by Lucent Technologies Inc. and converted to Avaya options in connection with the spin off of Avaya from Lucent. Eligible Options do not include (1) options initially granted by Avaya, (2) Avaya options resulting from the conversion of options granted by Lucent under the August 4, 2000 grant (or, in the case of employees in Italy, the August 28, 2000 grant) or the Lucent 1998 Global Stock Option Plan grant on September 1, 1998 and (3) any options that are intended to be incentive stock options under the Internal Revenue Code. Only certain employees of Avaya and its subsidiaries are eligible to participate in this exchange. (See Question 9) In return for your tender of Eligible Options, you will receive a number of shares of our common stock in the form of "restricted stock units." (See Section 1) We use the term "option plans" as a collective reference to the following plans:

           - 1996 Long Term Incentive Plan for Avaya Employees,

           - 1997 Long Term Incentive Plan for Avaya Employees,

           - Ascend Communications, Inc. 1998 Stock Incentive Plan for Avaya Employees,

           - Ascend Communications, Inc. First Amended and Restated 1989 Stock Option Plan for Avaya Employees,

           - Ascend Communications, Inc. 1998 Supplemental Stock Incentive Plan for Avaya Employees,

           - Livingston Enterprises, Inc. 1994 Stock Option Plan for Avaya Employees,

           - Mosaix, Inc. 1997 Nonofficer Stock Incentive Compensation Plan for Avaya Employees,

           - Mosaix, Inc. 1996 Amended and Restated Stock Incentive Compensation Plan For Avaya Employees,

           - Octel Communications Corporation 1996 Supplemental Stock Plan For Avaya Employees,

           - Octel Communications Corporation 1995 Incentive Stock Plan for Avaya Employees,

           - Optimay Corporation Stock Option Plan for Avaya Employees,

           - Prominet Corporation 1996 Stock Option Plan for Avaya Employees, and

           - Xedia Corporation 1993 Stock Option Plan for Avaya Employees.

Q2: HOW MANY RESTRICTED STOCK UNITS WILL I RECEIVE IN EXCHANGE FOR THE OPTIONS I RETURN?

A: The number of restricted stock units that you receive with respect to options of any class will be determined by (1) the number of options you tender in a particular class, (2) the per share exchange value of that class and (3) the average of the high and low price of Avaya stock determined as of the close of trading on the New York Stock Exchange three business days prior to the expiration of the offer. The "class" of any stock option will depend on its exercise price. For each class of Eligible Options you tender, we will determine the total exchange value of the tendered options by multiplying the number of shares represented by the tendered options by the per share exchange value for that class. The aggregate number of restricted stock units that you receive will be the result of dividing (1) the sum of the total exchange values for each class of tendered options by (2) the average of the high and low price of Avaya stock determined as of the close of trading on the New York Stock Exchange on the third business day preceding the expiration date (i.e., if the offer is not extended, we will use the average of the high and low stock price on July 19, 2001). We will inform you, by electronic mail, not later than 5:00 p.m., New York time, two business days prior to the expiration date, of the average of the high and low stock price of Avaya. Any fractional number of restricted stock units will be rounded to the nearest whole number (.50 being rounded up to the nearest whole number).

     The chart in Section 1 lists, for each class of options, the range of exercise prices per share and the per share exchange value. You may obtain a summary of your Eligible Options on the web site maintained for this offer (www.aststockplan.com) beginning on or about July 2, 2001. (See
     Section 5)

     You will not be required to pay cash for the restricted stock units you receive. However, if you make a Section 83(b) election, we will have a withholding tax obligation and you must pay us in cash an amount equal to the withholding tax obligation. If you do not make a Section 83(b) election, when your restricted stock units vest you will have the option either to pay us in cash or allow us to utilize a portion of the shares underlying those restricted stock units to satisfy the withholding tax obligation. (See Question 20 and Section 13)

Q3:  WHAT ARE RESTRICTED STOCK UNITS?

A: Unlike options, under which the option holder has a right only to purchase shares of common stock at a certain price, when your restricted stock units vest, you will be issued shares of Avaya common stock at no additional cost to you. These units are considered "restricted" because they will be subject to forfeiture and restrictions on transfer, and will not entitle you to vote or receive dividends, notices of meeting, proxy statements and other materials provided to stockholders until the restrictions lapse, at which time the restricted stock units and underlying number of shares vest. The foregoing restrictions will be set forth in a restricted stock unit award agreement entered into by you and us. (See Question 15) Once restricted stock units have vested, the shares underlying the restricted stock units will be yours to transfer or sell as you desire, subject to applicable securities laws and payment of applicable withholding taxes, if any. (See Section 8)

Q4:  WHEN MAY I TENDER MY OPTIONS IN EXCHANGE FOR RESTRICTED STOCK UNITS?

A: You may tender options at any time prior to 11:59 p.m., New York time, on July 24, 2001 or any later expiration date if the offer is extended by completing and manually executing the letter of transmittal and restricted stock unit award agreement (copies of which are delivered with this Offer to Exchange) and delivering these documents to us in accordance with the procedures listed in Section 3.

     Alternatively, you may tender options by completing the letter of transmittal and restricted stock unit award agreement electronically on the web site maintained for this offer (www.aststockplan.com), which we refer to as the "offer web site." You may tender options on the offer web site beginning on or about July 2, 2001 (when we expect the offer web site to be available) until the expiration date. We believe that you may find the offer web site more convenient than completing and delivering printed copies of the letter of transmittal and restricted stock until award agreement.

     On or about June 29, 2001, you will receive an email from AST StockPlan with instructions on how to access the offer web site to review documents and tender options electronically. The offer web site will include a table that summarizes your Eligible Options. In this table, you may click under the heading "Accept to Exchange" each option grant that you wish to tender. Prior to confirming any tender of options on the offer web site, you will be asked to confirm that you have read this Offer to Exchange, the letter of transmittal and the restricted stock unit award agreement and agree to accept the terms of the offer. After confirming this information, you will be asked to confirm the options to be tendered by you. (See Section 3)

Q5:  WHY IS AVAYA MAKING THE OFFER?

A: We are making this offer (1) to reduce the number of stock options currently outstanding, (2) to advance further our corporate philosophy of employees as owners and (3) for compensatory purposes. Avaya currently has a large number of stock options outstanding relative to the total number of shares of common stock outstanding, and we believe it is in the best interests of Avaya and its stockholders to reduce the ratio of stock options outstanding to common stock outstanding to a level more typical of similarly situated companies. Furthermore, we are philosophically committed to the concept of employees as owners because we believe that it helps us attract and retain the very best people. In light of the recent stock market volatility, especially for technology stocks, many of our outstanding options have exercise prices that are significantly higher than the current market price of our common stock. We felt it appropriate to offer this exchange program, which will help us compensate our employees by allowing them to realize some benefit on their options despite the option exercise price being greater than the current market price for our common stock and will advance our philosophy of encouraging employees to be owners. (See Section 2)

Q6: IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL MY OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

A: You are not required to exchange any or all of your Eligible Options. If you hold Eligible Options that were issued to you under separate grants, you may choose to tender options granted on one occasion while not tendering options granted at other times. However, if you accept this offer with respect to any Eligible Option, you must tender all options that were issued to you as part of the same grant. (See Section 1)

Q7:  WILL AVAYA ACCEPT ALL OPTIONS OFFERED FOR EXCHANGE?

A: Yes, unless we reject all (but not less than all) properly tendered options. If we decide to reject all tendered options, we will communicate this to you by 5:00 p.m. New York time on the business day immediately following the day this offer expires (i.e., if the expiration date is July 24, 2001, this communication will be on July 25, 2001). This communication will be in the form of an electronic mail to holders of Eligible Options. If we accept all tendered options, we will make available on the offer web site the number of restricted stock units you were granted. AST will deliver an electronic mail within two weeks of the acceptance of the exchange to notify you when this information is posted on the offer web site (and at that time you will receive an email from AST regarding who you may contact to receive this information). (See Section 6)

Q8:  ARE THERE CONDITIONS TO THE OFFER?

A: The offer is subject to a number of conditions, including the conditions described in Section 6. The offer is not conditioned on the tender of a minimum number of Eligible Options of any class or classes or upon a minimum number of option holders accepting the offer.

Q9: ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY IN ORDER TO RECEIVE THE RESTRICTED STOCK UNITS?

A: You must be an employee of Avaya or one of our subsidiaries on the date this offer is made and you must continue to be an employee of Avaya or one of our subsidiaries on the date the restricted stock units will be granted. Employees who have been granted stock options by Avaya on or after January 24, 2001 are not eligible to participate in this exchange. Furthermore, employees in Australia, Belgium, the People's Republic of China, France, Kazakhstan, Russia and the Ukraine are not eligible to participate in the exchange. (See Section 1)

     Employees who retire or voluntarily leave Avaya under the program announced in June 2001 (which we refer to as the Voluntary Retirement/Separation Program) are eligible to participate in the exchange under the terms and conditions described in Question 13 and Section 8 below.

Q10: WHEN WILL I RECEIVE MY RESTRICTED STOCK UNITS?

A: The grant of the restricted stock units will be effective as of the expiration date unless we decide to reject all tendered options. (See
     Section 6) No letter of transmittal will be accepted unless the restricted stock unit award agreement is returned to us in accordance with the instructions in the letter of transmittal. (See Section 5) Your award of restricted stock units will be evidenced by the restricted stock unit award agreement between you and us, and you will not receive a stock certificate for the restricted stock units. Until your restricted stock units vest, the shares underlying the restricted stock units will be held in our custody or in the custody of a brokerage firm chosen by us. As the restricted stock units vest, assuming you are still employed by us, we will either deposit electronically into your account or remit to you the shares underlying the restricted stock units (at our election), subject to payment of applicable withholding taxes, if any. (See Question 21)

Q11: WHAT IS THE VESTING SCHEDULE FOR THE RESTRICTED STOCK UNITS?

A: The restricted stock units you receive will vest in three equal annual installments on August 1, 2002, August 1, 2003 and August 1, 2004. On August 1, 2004, the restricted stock units will be fully vested. Even if your options are now partially or fully vested, the restricted stock units you receive will be subject to vesting over this three-year period.

     For example, assume that you receive 1,000 restricted stock units in the exchange. Assuming you are still employed by us:

           - On August 1, 2002, 334 restricted stock units will vest and not be subject to forfeiture.

           - On August 1, 2003, an additional 333 restricted stock units will vest and not be subject to forfeiture.

           - On August 1, 2004, the remaining 333 restricted stock units will vest and not be subject to forfeiture.

     The restricted stock units also will vest upon the occurrence of certain events described in Section 8. If you intend to participate in the Voluntary Retirement/Separation Program, see Question 13 and Section 8. The above vesting schedules are subject to payment of applicable withholding taxes, if any. (See Question 21 and Section 13)

Q12: WHAT IF I AM AN EMPLOYEE OF AVAYA WHEN THE RESTRICTED STOCK UNITS ARE
     GRANTED, BUT I INTEND TO RETIRE OR LEAVE AVAYA DURING THE THREE-YEAR PERIOD WHEN THE RESTRICTED STOCK UNITS WILL VEST?

A: If you intend to retire or voluntarily leave Avaya under the Voluntary Retirement/Separation Program, see Question 13 and Section 8 below. Otherwise, if you intend to retire or voluntarily terminate your employment with Avaya before the restricted stock units will fully vest, you should carefully consider whether or not to accept the offer. Your Eligible Options currently may be fully or partially vested. If you do not accept the offer, then when you retire or voluntarily terminate your employment with Avaya, under most circumstances, you will be able to exercise your Eligible Options to the extent those options are vested in accordance with your respective option plan(s) on the day your employment ends. However, if you accept the offer, the Eligible Options you tender will be cancelled. The restricted stock units you receive may not be fully vested before your employment ends and, as a result, when your employment ends, you will forfeit your restricted stock units to the extent they have not vested. You should carefully consider the advantages and disadvantages of participating in this exchange. (See Section 8)

Q13: MAY I PARTICIPATE IN THE OFFER IF I INTEND TO RETIRE OR LEAVE AVAYA UNDER
     THE VOLUNTARY RETIREMENT/ SEPARATION PROGRAM?

A: Yes, if you retire or voluntarily leave Avaya under the Voluntary Retirement/Separation Program, you may participate in the offer. If you participate in the Voluntary Retirement/Separation Program and tender options pursuant to the offer, all the restricted stock units that you receive in the exchange will vest immediately on the first day you are "off roll," or no longer on Avaya's payroll. We expect the off roll date for participants in the Voluntary Retirement/Separation Program to be on August 1, 2001. The number of restricted stock units that you will receive will be net of any applicable withholding taxes you may owe on the value of the shares underlying the restricted stock units. If you are a U.S. taxpayer or resident, you will be required to recognize ordinary income in an amount equal to the then fair market value of the shares underlying the restricted stock units. If you are not a U.S. taxpayer or resident, you should consult your tax advisor with respect to any withholding tax you may owe and social contribution consequences, if any, upon receipt of the restricted stock units. (See Section 8)

Q14: UNDER WHAT CIRCUMSTANCES WILL I FORFEIT THE RESTRICTED STOCK UNITS I
     RECEIVE IN THIS EXCHANGE?

A: Any unvested restricted stock units that you receive in the exchange will be forfeited if you retire or leave Avaya voluntarily or if Avaya terminates your employment for any reason other than pursuant to a company-sponsored force management program or another event constituting a "Company Action" under the applicable Avaya Long Term Incentive Plan. Any restricted stock units that have vested while you are an Avaya employee are yours to keep even after you leave. If (1) you die or are disabled, (2) Avaya terminates your employment pursuant to a Company Action or (3) there is a "change in control" of Avaya (as defined in the Avaya Long Term Incentive Plans), you will receive accelerated vesting of your restricted stock units as described in Section 8. Restricted stock units that have vested are not subject to forfeiture. Any restricted stock units that participants in the Voluntary Retirement/ Separation Program receive are not subject to forfeiture. (See Section 8)

Q15: WHAT ARE THE RIGHTS OF AND OTHER RESTRICTIONS ON THE RESTRICTED STOCK
     UNITS?

A: The rights of and restrictions on the restricted stock units you will receive in this exchange will be set forth in a restricted stock unit award agreement between you and us. Restricted stock units generally may not be transferred, pledged, assigned, sold or otherwise disposed of until such restricted stock units vest. Until then, the shares underlying the restricted stock units will be held in our custody or in the custody of a brokerage firm chosen by us. (See Section 8)

Q16: WHAT WILL I RECEIVE WHEN THE RESTRICTED STOCK UNITS VEST?

A: On the first vesting date, if you are still employed by us, we will either deposit electronically into your account or remit to you the number of shares of common stock corresponding to one-third of the restricted stock units that you receive in the exchange, subject to payment of applicable withholding taxes, if any. (See Question 21 and Section 8) On each subsequent vesting date, if you are still employed by us, we will either deposit electronically into your account or remit to you the number of shares of common stock corresponding to one-third of the restricted stock units that you receive in the exchange, subject to payment of applicable withholding taxes, if any. (See Question 11 and Section 8)

Q17: WILL THE RESTRICTED STOCK UNITS EVER EXPIRE?

A: Restricted stock units do not need to be "exercised" after they vest. Accordingly, unlike options, the restricted stock units do not expire. Rather, vesting just means that the forfeiture, transfer and other restrictions will cease to apply and you will own outright the shares underlying the restricted stock units. As a result, after vesting, the shares underlying the restricted stock units will be yours, and you will be free to transfer or sell the shares as you desire, subject to applicable securities laws and payment of applicable withholding taxes, if any.

Q18: WHAT IS THE SOURCE OF THE COMMON STOCK THAT WILL BE USED TO EXCHANGE
     RESTRICTED STOCK UNITS FOR MY OPTIONS?

A: The restricted stock units to be offered to option holders will be issued under the existing Avaya Long Term Incentive Plans and the shares underlying the restricted stock units will be drawn from the pool of common stock currently authorized for issuance under those plans. All options returned to us in the exchange will be cancelled. (See Section 11)

Q19: ARE ANY OPTIONS THAT ARE INTENDED TO BE INCENTIVE STOCK OPTIONS UNDER THE
     INTERNAL REVENUE CODE ELIGIBLE TO BE EXCHANGED IN THIS OFFER?

A:   No.

Q20: WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

A: If you are a U.S. taxpayer or resident who elects to participate in this offer, you will incur no immediate tax consequences from receiving restricted stock units in exchange for your options, unless you make an election under Section 83(b) of the Internal Revenue Code. If you make a
     Section 83(b) election, we will have a withholding tax obligation and you must pay us in cash an amount equal to the resulting withholding tax obligation. If you do not make a Section 83(b) election, when your restricted stock units vest you will be required to recognize ordinary income in an amount equal to the then fair market value of the shares underlying those restricted stock units. We will determine the fair market value of shares for purposes of calculating your withholding tax based on the average of the high and low price of our common stock on the date the restricted stock units vest, or if no sales are reported on that date, the last day before the vesting date in which sales are reported. (See Question
     21) Employees located outside the United States may incur adverse tax consequences from receiving restricted stock units in exchange for options. We recommend that you consult with your own tax advisor to determine the tax and, if you are located outside the United States, the social contribution consequences of this transaction under the laws of the country in which you live and work. (See Section 13)

Q21: HOW WILL WITHHOLDING TAXES BE HANDLED WHEN MY RESTRICTED STOCK UNITS VEST?

A: If you are a U.S. taxpayer or resident and you do not make a Section 83(b) election, you will be required to recognize ordinary income in an amount equal to the fair market value of the shares underlying the restricted stock units when they vest. This means that the resulting ordinary income will be reflected on your year-end W-2 and we will have an obligation to withhold certain federal, state and local income and payroll taxes, much like the obligation that arises when you exercise a non-qualified stock option or when we pay you your salary or a bonus. If you are located outside the United States, we will take actions necessary to comply with any local tax laws applicable to the vesting of your restricted stock units. In accordance with the Avaya Long Term Incentive Plans, the restricted stock unit award agreement will provide that Avaya will deduct or cause to be deducted from, or collect or cause to be collected, any federal, state or local taxes required by law to be withheld or paid with respect to your vested restricted stock units, and you will be required to pay any such amounts. In order to facilitate the payment of this withholding tax obligation, the following will occur:

           - Prior to each vesting date, we will send you an election form that will allow you to pay in cash the withholding tax obligation with respect to any restricted stock units that are about to vest. If you elect to pay these taxes, we will send you a notice of taxes due within 5 business days after the vesting date, and you will be required to provide us with funds to satisfy the amount of the withholding tax obligation within 10 days after the vesting date.

           - If you do not elect to pay in cash the withholding tax obligation with respect to your restricted stock units or if you fail to provide us with funds to satisfy the withholding tax obligation within the 10-day period after the vesting date, as soon as administratively possible we will have the authority to utilize that number of vested shares that is sufficient to obtain funds to satisfy the withholding tax obligation for the restricted stock units that are vested. If we sell any vested shares, any customary and usual trade commission will be deducted from the sale proceeds.

           - We will calculate the amount of withholding taxes you must pay to us based on the fair market value of our common stock on each vesting date. If it is necessary to sell shares to cover taxes due, we will attempt to estimate the correct number of vested shares to be utilized to cover withholding taxes based on market conditions and the price of our stock. However, it is possible that the proceeds obtained from any sale of vested shares will be either too much or too little to satisfy the withholding tax obligations. In the event that excess proceeds are received, the excess will be credited to federal income tax withholding for your account. If the proceeds received are insufficient to cover the withholding taxes, we reserve the right to utilize additional vested shares. If your employment terminates and, as a result, your restricted stock units become immediately vested, we will automatically utilize a portion of the restricted stock units to satisfy the taxes due. You will not be able to pay cash to satisfy the withholding tax obligation, unless required by law.

     By participating in this exchange and returning to us the restricted stock unit award agreement, you will authorize us to take the above actions to pay withholding taxes. If there is no market in our common stock, we will have the right to make other arrangements to satisfy the withholding obligations. (See Section 13)

Q22: WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL
     I KNOW IF IT IS EXTENDED?

A: The offer expires on July 24, 2001, at 11:59 p.m., New York time, unless we extend it. No exceptions will be made to this deadline.

     We may, in our discretion, extend the offer at any time. If we extend the offer, we will publicly announce the extension, which may be by electronic mail, no later than 5:00 p.m., New York time, on July 24, 2001. (See
     Section 14)

Q23: WHAT DO I NEED TO DO TO TENDER MY OPTIONS?

A: If you decide to tender your options, you must return to us before the offer expires a properly completed letter of transmittal and restricted stock unit award agreement, in accordance with the instructions in the letter of transmittal, either (1) electronically on the offer web site (www.aststockplan.com), or (2) by delivering the executed letter of transmittal and restricted stock unit award agreement by regular mail, overnight delivery, hand delivery or facsimile to the address or facsimile number set forth below:

                                     Avaya Inc.
                               Global Stock Plans Team
                                      Rm: 2a14
                                   150 Allen Road
                          Liberty Corner, New Jersey 07938
                                       U.S.A.
                                Fax: +1 908 607 5270

     You may find it more convenient to complete and return the required documents electronically on the offer web site.

     Your election will be effective only upon RECEIPT by us of the letter of transmittal and the restricted stock unit award agreement prior to 11:59 p.m., New York time, on the expiration date. If you complete and deliver the letter of transmittal and the restricted stock unit award agreement on the offer web site, you will receive by electronic mail a confirmation of receipt that will list the number of Eligible Options that you have tendered. If you complete and deliver the letter of transmittal and restricted stock unit award agreement by regular mail, overnight delivery, hand delivery or facsimile, you will receive by electronic mail a confirmation of receipt. Any confirmation of receipt will only confirm that your election was received; it is not and should not be construed as acceptance of your election. We recommend that you keep a copy of your manually completed letter of transmittal and restricted stock unit award agreement. We will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn as, if and when we give a written notice to option holders of our acceptance for payment of such options, which may be by electronic mail or press release, on the business day immediately following the day this offer expires. You should review the Offer to Exchange, the letter of transmittal and the restricted stock unit award agreement before making your election. Copies of these documents have been provided to you by electronic mail. All these documents also are posted on the offer web site.

     If we extend the offer beyond July 24, 2001, then you must return to us the letter of transmittal and the restricted stock unit award agreement before the extended expiration of the offer. We may reject any Eligible Options to the extent that we determine either the letter of transmittal or the restricted stock unit award agreement is not properly completed or to the extent that we determine it would be unlawful to accept the options. If you do not properly deliver the letter of transmittal and the restricted stock unit award agreement before the offer expires, it will have the same effect as if you rejected the offer. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options or retained options, and the validity, form, eligibility (including time of receipt) and acceptance of letters of transmittal, notices of withdrawal and restricted stock unit award agreements. Our determination in these matters will be final and binding on all parties. (See Section 3)

Q24: DURING WHAT PERIOD OF TIME MAY I WITHDRAW MY PREVIOUSLY TENDERED OPTIONS?

A: You may withdraw your previously tendered options at any time before 11:59 p.m., New York time, on July 24, 2001. If we extend the offer beyond that time, you may withdraw your previously tendered options at any time until the extended expiration of the offer. To withdraw your previously tendered options, you must either (1) withdraw the tendered options electronically on the offer web site or (2) deliver the notice of withdrawal by regular mail, overnight delivery, hand delivery or facsimile in accordance with the instructions in Question 23 and Section 3. You may tender your options after withdrawing by delivering to us a new letter of transmittal and restricted stock unit award agreement, in accordance with the instructions in the letter of transmittal. (See Section 4)

Q25: DO I HAVE TO RETURN A LETTER OF TRANSMITTAL IF I DO NOT WANT TO EXCHANGE MY
     OPTIONS?

A:   No.

Q26: WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER OR IF MY OPTIONS
     ARE NOT ACCEPTED FOR EXCHANGE?

A: Nothing. If you do not accept the offer, or if we do not accept any tendered options (see Question 8), you will keep all your current options, and you will not receive any restricted stock units. No changes will be made to your current options.

Q27: WHAT DOES THE AVAYA BOARD OF DIRECTORS THINK OF THIS OFFER?

A: Although the Avaya Board of Directors has authorized this offer, it recognizes that the decision to accept is an individual one that should be based on a variety of factors. As a result, you should consult with your personal advisors if you have questions about your financial or tax situation. Neither the Board of Directors nor the Corporate Governance and Compensation Committee is making a formal recommendation to employees as to whether or not to accept this offer. We have been advised that most of our executive officers who are eligible to participate intend to tender options pursuant to this offer. Non-employee directors are not eligible to participate in this offer. However, if you anticipate that you will retire or voluntarily terminate your employment with Avaya before the restricted stock units will fully vest, or will retire or voluntarily leave Avaya under the Voluntary Retirement/Separation Program, see the discussion in Questions 12 and 13 above and in Section 8.

Q28: ARE ALL EMPLOYEES WITH ELIGIBLE OPTIONS ELIGIBLE TO PARTICIPATE IN THIS
     OFFER?

A: No. Due to certain regulatory issues, employees located in Australia, Belgium, the People's Republic of China, France, Kazakhstan, Russia and the Ukraine are not eligible to participate. Also, any employee who has received an Avaya stock option award on or after January 24, 2001 is not eligible to participate.

Q29: IS THERE ANY INFORMATION REGARDING AVAYA THAT I SHOULD BE AWARE OF?

A: Your decision whether to accept or reject this offer should take into account the factors described in this document as well as the various risks inherent in our business. These risks include, but are not limited to, our limited operating history as an independent company, significant amount of indebtedness, declining product revenues, change in focus in order to concentrate on eBusiness solutions, ability to retain highly skilled employees, reliance on Lucent Technologies as the single supply source of certain of our products, fluctuations in quarterly operating results, and risks associated with new business areas, international expansion, business combinations, strategic alliances and competition. You should talk to your personal advisors regarding these and other risks.

     In addition, before making your decision you should carefully review the information about Avaya set forth in Section 9 of this document. This information includes an update on certain recent events affecting our business, certain financial information and explains where you can find additional information about us, including financial information contained in our Annual Report on Form 10-K for the year ended September 30, 2000, Quarterly Report on Form 10-Q for the period ended March 31, 2001 and any Current Report on Form 8-K, that was filed with the Securities and Exchange Commission. As described in Section 9, copies of our Annual Report and Quarterly Report are available on the Avaya Internet web site at www.avaya.com. (See Section 9)

Q30: WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

A: You should direct questions about this offer or requests for assistance to a representative of the applicable plan administrator listed below. You also may contact a representative of the applicable plan administrator to assist you in calculating the number of restricted stock units you would receive if you tender all or any grant of your Eligible Options.

     For management employees and former Octel employees:

                                 SalomonSmithBarney
                                1 888 287 4273 (U.S.)
                         +1 212 615 7164 (outside the U.S.)

     For executive employees and former employees of an acquired company (other than Octel):

                                     PaineWebber
                                1 888 584 7268 (U.S.)
                         +1 860 727 1515 (outside the U.S.)

     The offer web site will be maintained for Avaya by AST StockPlan, Inc., a consulting group that assists Avaya with the management of its employee stock plan programs. You may contact a representative of AST StockPlan at 1-888-980-6456 (U.S.), or +1-212-659-2200 (outside the U.S.), or by electronic mail (support@aststockplan.com) for assistance with the offer web site.

     Representatives of each plan administrator and AST StockPlan will be available during normal business hours during the offer period (8:00 a.m.-5:00 p.m. for the plan administrators, 9:00 a.m.-5:00 p.m. for AST), and will be available until 9:00 p.m., New York time, on the last two business days of the offer period to answer your questions.

                                   THE OFFER

1. NUMBER OF UNITS OF RESTRICTED STOCK; EXPIRATION DATE.

     We are offering to exchange restricted stock units in return for all Eligible Options. Eligible Options are all outstanding options that are outstanding under the option plans listed below, which we refer to as the option plans. All Eligible Options were initially granted by or assumed by Lucent Technologies Inc. and converted to Avaya options in connection with the spin off of Avaya from Lucent. Eligible Options do not include (1) options initially granted by Avaya, (2) Avaya options resulting from the conversion of options granted by Lucent under the August 4, 2000 grant (or, in the case of employees in Italy, the August 28, 2000 grant) or the Lucent 1998 Global Stock Option Plan grant on September 1, 1998 and (3) any options that are intended to be incentive stock options under the Internal Revenue Code. The option plans include the following:

     - 1996 Long Term Incentive Plan for Avaya Employees,

     - 1997 Long Term Incentive Plan for Avaya Employees,

     - Ascend Communications, Inc. 1998 Stock Incentive Plan for Avaya
       Employees,

     - Ascend Communications, Inc. First Amended and Restated 1989 Stock Option Plan for Avaya Employees,

     - Ascend Communications, Inc. 1998 Supplemental Stock Incentive Plan for Avaya Employees,

     - Livingston Enterprises, Inc. 1994 Stock Option Plan for Avaya Employees,

     - Mosaix, Inc. 1997 Nonofficer Stock Incentive Compensation Plan for Avaya Employees,

     - Mosaix, Inc. 1996 Amended And Restated Stock Incentive Compensation Plan For Avaya Employees,

     - Octel Communications Corporation 1996 Supplemental Stock Plan For Avaya Employees,

     - Octel Communications Corporation 1995 Incentive Stock Plan for Avaya Employees,

     - Optimay Corporation Stock Option Plan for Avaya Employees,

     - Prominet Corporation 1996 Stock Option Plan for Avaya Employees, and

     - Xedia Corporation 1993 Stock Option Plan for Avaya Employees.

     These option plans are all considered employee benefit plans as defined in Rule 405 under the Securities Act. In order to participate you must be an employee of Avaya or one of its subsidiaries on the date this offer is made and must continue to be an employee of Avaya or one of its subsidiaries on the expiration date, when the restricted stock units will be granted. Employees who have been granted stock options by Avaya on or after January 24, 2001 are not eligible to participate in this exchange. Employees in Australia, Belgium, the People's Republic of China, France, Kazakhstan, Russia and the Ukraine are not eligible to participate in the exchange. Employees who retire or voluntarily leave Avaya under the program announced in June 2001 (which we refer to as the Voluntary Retirement/Separation Program) are eligible to participate in the exchange under the terms and conditions described below.

     If you elect to participate in this offer with respect to any Eligible Option, you must tender all options that were issued to you as part of the same grant. If you hold Eligible Options that were issued to you under separate grants, you may choose to tender options granted on one occasion while not tendering options granted at other times.

     Our offer is subject to the terms and conditions described in this Offer to Exchange and the letter of transmittal. We will not accept options for exchange unless each of the letter of transmittal and the restricted stock unit award agreement is properly returned and not validly withdrawn by the option holder in accordance with Section 5 of this Offer to Exchange before the offer expires on the "expiration date" as defined below.

     The number of restricted stock units that you receive with respect to options of any class will be determined by (1) the number of options you tender in a particular class, (2) the per share exchange value of that class and (3) the average of the high and low price of Avaya stock determined as of the close of trading on the New York Stock Exchange three business days prior to the expiration of the offer. The "class" of any stock option will depend on its exercise price. For each class of Eligible Options you tender, we will determine the total exchange value of the tendered options by multiplying the number of shares represented by the tendered options by the per share exchange value for that class. The aggregate number of restricted stock units that you receive will be the result of dividing (1) the sum of the total exchange values for each class of tendered options by (2) the average of the high and low price of Avaya stock determined as of the close of trading on the New York Stock Exchange on the third business day preceding the expiration date (i.e., if the offer is not extended, we will use the average of the high and low stock price on July 19,
2001). We will inform you, by electronic mail, not later than 5:00 p.m., New York time, two business days prior to the expiration date, of the average of the high and low stock price of Avaya. Any fractional number of restricted stock units will be rounded to the nearest whole number (.50 being rounded up). The following chart lists, for each class of options, the range of exercise prices per share and the per share exchange value:

                                                     PER SHARE
                                                     EXCHANGE
CLASS OF OPTION  RANGE OF EXERCISE PRICES PER SHARE    VALUE
---------------  ----------------------------------  ---------
    Class A      Less than $25                         $4.25
    Class B      $25 or more but less than $30         $3.25
    Class C      $30 or more but less than $35         $2.25
    Class D      $35 or more but less than $40         $2.00
    Class E      $40 or more                           $1.75

     For example, if you exchange Eligible Options to purchase 1,516 shares of Avaya common stock with an exercise price of $37 per share, and the average of the high and low price of our common stock three business days prior to the expiration date is $11.50, then:

     - the Eligible Options are in Class D,

     - the per share exchange value is $2.00,

     - the total exchange value is $3,032 (1,516 multiplied by $2.00), and

     - you will receive 264 restricted stock units ($3,032 divided by $11.50 equals 263.65, rounded up to 264).

     You may obtain a summary of your Eligible Options on the web site maintained for this offer (www.aststockplan.com), which we refer to as the offer website, beginning on or about July 2, 2001. You will not be required to pay cash for the restricted stock units you receive in the exchange. However, as further discussed in Section 13 of this Offer to Exchange, there are tax consequences if you elect either to be taxed currently or to be taxed upon the vesting of the restricted stock units that will require you to satisfy the withholding tax obligation. All restricted stock units will be issued under the Avaya Long Term Incentive Plans and pursuant to a restricted stock unit award agreement between you and us.

     You may tender options at any time prior to 11:59 p.m. New York time, on July 24, 2001 or any later expiration date if the offer is extended by completing and manually executing the letter of transmittal and restricted stock unit award agreement (copies of which have been delivered with this Offer to Exchange) and delivering these documents to us in accordance with the procedures listed in Section 3.

     Alternatively, you may tender options by completing the letter of transmittal and restricted stock unit award agreement electronically on the offer web site. You may tender options on the offer web site beginning on or about July 2, 2001 (when we expect the offer web site to be available) until the expiration date. We believe that you may find the offer web site more convenient than completing and delivering printed copies of the letter of transmittal and restricted stock unit award agreement.

     The term "expiration date" means 11:59 p.m., New York time, on July 24, 2001, unless and until we, in our discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term "expiration date" will refer to the latest time and date at which the offer expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer and
Section 6 for a description of our rights to accept or reject all properly tendered options.

     We will notify you by electronic mail if we decide to take any of the following actions:

     - increase or decrease the per share exchange value for any class of options (i.e., increase or decrease what we will give you in exchange for your options); or

     - change the type of options eligible to be exchanged in the offer.

     If the offer is scheduled to expire within ten business days from the date we notify you of an increase or decrease in the per share exchange value or change in the type of options to be exchanged in the offer, we will also extend the offer for a period of at least ten business days after the date the of notice.

     A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York time.

2. PURPOSE OF THE OFFER.

     We are making this offer (1) to reduce the number of stock options currently outstanding, (2) to advance further our corporate philosophy of employees as owners and (3) for compensatory purposes. As of June 1, 2001, Avaya had options to purchase 72,369,189 shares of its common stock outstanding, which equals approximately 25.4% of the total number of shares of its common stock outstanding. By comparison, other similarly situated companies have percentages of outstanding stock options relative to common stock ranging between 10-15%. We believe it is in the best interests of Avaya and its stockholders to reduce the ratio of outstanding stock options to common stock to a level more typical of similarly situated companies. If all the options which are the subject of this offer are accepted for exchange, the percentage of outstanding stock options relative to common stock (not including the restricted stock units to be issued in the exchange) would be reduced to approximately 16.6%. Furthermore, we are philosophically committed to the concept of employees as owners because we believe that it helps us attract and retain the very best people. In light of the recent stock market volatility, especially for technology stocks, many of our outstanding options have exercise prices that are significantly higher than the current market price of our common stock. We felt it appropriate to offer this exchange program, which will help us compensate our employees by allowing them to realize some benefit on their options despite the option exercise price being greater than the current market price for our common stock and will advance our philosophy of encouraging employees to be owners.

     Although the Avaya Board of Directors has authorized this offer, it recognizes that the decision to accept is an individual one that should be based on a variety of factors. Accordingly, you should consult with your personal advisors if you have questions about your financial or tax situation. Neither the Board of Directors nor the Corporate Governance and Compensation Committee is making a formal recommendation to employees as to whether or not to accept this offer.

3. PROCEDURES.

     Proper Tender of Options. If you decide to tender your options, you must return to us a properly completed letter of transmittal and restricted stock unit award agreement, in accordance with the instructions in the letter of transmittal, either (1) electronically on the offer web site (www.aststockplan.com), or (2) by delivering the executed letter of transmittal and restricted stock unit award agreement by regular mail, overnight delivery, hand delivery or facsimile to the address or facsimile number set forth below:

                                   Avaya Inc.
                            Global Stock Plans Team
                                    Rm: 2a14
                                 150 Allen Road
                        Liberty Corner, New Jersey 07938
                                     U.S.A.
                              Fax: +1 908 607 5270

     You may find it more convenient to complete and return the required documents electronically on the offer web site.

     Your election will be effective only upon RECEIPT by us of the letter of transmittal and the restricted stock unit award agreement prior to 11:59 p.m., New York time, on the expiration date. If you complete and deliver the letter of transmittal and the restricted stock unit award agreement on the offer web site, you will receive by electronic mail a confirmation of receipt that will list the number of Eligible Options that you have tendered. If you complete and deliver the letter of transmittal and restricted stock unit award agreement by regular mail, overnight delivery, hand delivery or facsimile, you will receive by electronic mail a confirmation of receipt. Any confirmation of receipt will only confirm that your election was received; it is not and should not be construed as acceptance of your election. We recommend that you keep a copy of your manually completed letter of transmittal and restricted stock unit award agreement. We will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn as, if and when we give a written notice to option holders of our acceptance for payment of such options, which may be by electronic mail or press release, on the business day immediately following the day this offer expires. The grant will be effective as of the date of the acceptance of the exchange.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL, IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURE YOUR PACKAGE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. IF YOU DELIVER THE LETTER OF TRANSMITTAL ELECTRONICALLY ON THE OFFER WEB SITE, WE RECOMMEND THAT YOU CONFIRM THAT YOU HAVE RECEIVED A CONFIRMATION OF RECEIPT; IF YOU DO NOT RECEIVE A CONFIRMATION OF RECEIPT PLEASE CALL A REPRESENTATIVE OF AST STOCKPLAN AT 1-888-980-6456 (U.S.) OR +1-212-659-2200 (OUTSIDE THE U.S.) TO RECEIVE A CONFIRMATION.

     Procedures for Tendering Options on the Offer Web Site. On or about June 29, 2001, you will receive an email from AST StockPlan with instructions on how to access the offer web site to review documents and tender options electronically. The offer web site will include a table that summarizes your Eligible Options. In this table, you may click under the heading "Accept to Exchange" each option grant that you wish to tender. Prior to confirming any tender of options on the offer web site, you will be asked to confirm that you have read this Offer to Exchange, the letter of transmittal and the restricted stock unit award agreement and agree to accept the terms of the offer. After confirming this information, you will be asked to confirm the options to be tendered by you.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options or retained options, and the validity, form, eligibility (including time of receipt) and acceptance of letters of transmittal, notices of withdrawal and restricted stock unit award agreements. Our determination of these matters will be final and binding on all parties. We may reject any letter of transmittal, notice of withdrawal, restricted stock unit award agreement or tendered options to the extent that we determine they were not properly delivered or to the extent that we determine it is unlawful to accept the returned options. As described in
Section 6, we will make a decision either to accept all properly tendered options or to reject all

(but not less than all) properly tendered options on the business day immediately following the day this offer expires. We may waive any defect or irregularity in any letter of transmittal, notice of withdrawal or restricted stock unit award agreement with respect to any particular options or any particular option holder. No options will be properly tendered until all defects or irregularities have been cured by the option holder tendering the options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any options, and no one will be liable for failing to give notice of any defects or irregularities.

     Our Acceptance Constitutes an Agreement. If you elect to exchange your options and you return your letter of transmittal and restricted stock unit award agreement in accordance with the procedures described above and in the letter of transmittal, you will have accepted the terms and conditions of the offer. Our acceptance of Eligible Options that are properly tendered and your letter of transmittal and restricted stock unit award agreement properly returned will form a binding agreement between us and you on the terms and subject to the conditions of this offer effective as of the expiration date.

     Effect of Restricted Stock Unit Award Agreement on the Option Agreements Evidencing the Tendered Options. If you tender none of your Eligible Options of a particular grant, the option agreement(s) evidencing the options will continue to be outstanding. If you tender any of your Eligible Options of a particular grant, the option agreement(s) evidencing the options of that grant will be deemed null and void and the tendered options will be cancelled upon our acceptance of your tendered shares.

     Questions about the offer. You should direct questions about this offer or requests for assistance to a representative of the applicable plan administrator listed below. You also may contact a representative of the applicable plan administrator to assist you in calculating the number of restricted stock units you would receive if you tender all or any grant of your Eligible Options. Management employees and former Octel employees should contact SalomonSmithBarney at 1-888-287-4273 (U.S.) or +1-212-615-7164 (outside the U.S.). Executive employees and former employees of an acquired company (other than Octel) should contact PaineWebber at 1-888-584-7268 (U.S.) or +1-860-727-1515 (outside the U.S.).

     The offer web site will be maintained for Avaya by AST StockPlan. You may contact a representative of AST StockPlan at 1-888-980-6456 (U.S.) or +1-212-659-4200 (outside the U.S.), or by electronic mail
(support@aststockplan.com) for assistance with the offer web site.

     Representatives of each plan administrator and AST StockPlan will be available during normal business hours during the offer period (8:00 a.m.-5:00 p.m. for the plan administrators, 9:00 a.m.-5:00 p.m. for AST), and will be available until 9:00 p.m., New York time, on the last two business days of the offer period to answer your questions.

4. CHANGE IN ELECTION.

     You may only change your election by following the procedures described in this Section 4. If you elect to accept the offer and tender your options and before the expiration date you want to withdraw your previously tendered options, you must reject the offer with respect to all your Eligible Options that are part of the same grant. No partial withdrawal of options that are part of the same grant will be accepted. Similarly, if you decide to reject the offer and withdraw your options, and before the expiration date you want to change your election to accept the offer and exchange your options, you must accept the offer with respect to all your Eligible Options that are part of the same grant.

     To change your election, you must properly withdraw your tendered options or deliver to us a new letter of transmittal and restricted stock unit award agreement, as applicable. To withdraw your previously tendered options, you must either (1) withdraw the tendered options electronically on the offer web site or
(2) deliver the notice of withdrawal by regular mail, overnight delivery, hand delivery or facsimile in accordance with the instructions in Section 3 on or prior to the expiration date. Such delivery is subject to the same assumption of risk as set forth in Section 3 above. If you complete and deliver the letter of transmittal and the restricted stock unit award agreement on the offer web site, you will receive by electronic mail a confirmation of receipt that will list the number of Eligible Options that you have tendered. If you complete and deliver the letter of transmittal and restricted stock unit award agreement by regular mail, overnight delivery, hand delivery or facsimile, you will receive by electronic mail a confirmation of receipt. We recommend that you keep a copy of your manually completed letter of transmittal and restricted stock unit award agreement. As discussed in Section 6, we intend to make our decision either to accept all properly tendered options or to reject all properly tendered options on the business day immediately following the day this offer expires.

     Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal or new letter of transmittal, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal and new letters of transmittal. Our determinations of these matters will be final and binding.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF RESTRICTED STOCK UNITS.

     On the terms and subject to the conditions of this offer, if we decide to accept all properly tendered options as described in Section 6, we will exchange the Eligible Options that were tendered and cancel all options properly tendered and not validly withdrawn before the expiration date. No letter of transmittal will be accepted unless the restricted stock unit award agreement is returned to us in accordance with the instructions in the letter of transmittal. The exchange date, and the effective issue date for the restricted stock units, will be the expiration date unless we decide to reject all tendered options.

     You may tender fewer than all your Eligible Options, provided that with respect to any tender of Eligible Options, you must tender all options that are part of the same grant. If you hold Eligible Options that were issued to you under separate grants, you may choose to tender options granted on one occasion while not tendering options granted at other times. If you wish to tender only some of your Eligible Options (and comply with the requirement to tender all options that were subject to the same grant of Eligible Options), you must indicate in the letter of transmittal each grant of Eligible Options that will be included in your tender.

     If you tender any Eligible Options, the restricted stock unit award agreement will be for the total number of restricted stock units that you will receive in exchange for the tendered options based on the applicable exchange value. To the extent that we accept all the Eligible Options that you tender, the option agreement(s) evidencing the options tendered will be deemed null and void.

     For purposes of the offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn as, if and when we give a written notice to option holders of our acceptance for payment of such options, which may be by electronic mail or press release, on the business day immediately following the day this offer expires.

6. CONDITIONS OF THE OFFER.

     Upon expiration of this offer (which will be on July 24, 2001 at 11:59 p.m. New York time unless we extend it), we will promptly decide either to accept all properly tendered options or to reject all (but not less than all) properly tendered options. If we decide to reject all options, we will communicate this to you by 5:00 p.m. New York time on the business day immediately following the day this offer expires (i.e., if the expiration date is July 24, 2001, this communication will be on July 25, 2001). This communication will be in the form of an electronic mail to holders of Eligible Options. If we accept all properly tendered options, the options will be exchanged and cancelled as described herein effective as of the expiration date and our communication to you indicating our acceptance will form a binding agreement. We will make available on the offer web site the number of restricted stock units you were granted. AST will deliver an electronic mail within two weeks of the acceptance of the exchange to notify you when this information is posted on the offer web site (or at that time you may contact a representative of AST to receive this information). If we reject all tendered options, you will keep all your current options and you will not receive any restricted stock units. This condition to the offer is for our benefit and the decision to accept or reject all properly tendered options is in our sole discretion.

     In addition, we will not be required to accept for exchange any options tendered and may terminate or amend the offer or may postpone the acceptance for exchange any options tendered, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after June 26, 2001 and prior to the time of exchange for any such options (whether any options have previously been accepted for exchange pursuant to the offer) any of the following events shall have occurred (or shall have been determined by us to have occurred) and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by us), the occurrence of such event or events makes it inadvisable to proceed with the offer or with such acceptance for exchange:

          (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the offer, the acquisition of any or all of the options pursuant to the offer, the exchange of restricted stock units for such options, or otherwise relates in any manner to the offer; or (ii) in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

          (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly (i) make the acceptance for exchange of any or all of the options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer; (ii) delay or restrict the ability of us, or render us unable, to accept for exchange any or all of the options;
     (iii) materially impair the contemplated benefits of the offer to us; or
     (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as whole, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operations or prospects or on the trading in the common stock; (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that, in our reasonable judgment, makes it inadvisable to proceed with the offer; (vii) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or (viii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured from the close of business on June 26, 2001;

          (d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that (i) any person, entity or "group" (within the meaning of Section 13(d)(3) of the Securities Exchange
     Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of common stock (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before the expiration date of the offer); (ii) any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before the expiration date of the offer shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of common stock; or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of their respective assets or securities; or

          (e) any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or our subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries.

     The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the time we accept options for payment. We may waive them, in whole or in part, at any time and from time to time prior to the time we accept options for payment, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other.

7. PRICE RANGE OF COMMON STOCK.

     Avaya common stock is listed for trading on the New York Stock Exchange under the trading symbol "AV." Public trading of our common stock commenced on September 18, 2000. The following table sets forth, for the periods indicated, the high and low sales prices per share of Avaya common stock on the New York Stock Exchange. For current price information, stockholders are urged to consult publicly available sources.

CALENDAR PERIOD                                                 HIGH        LOW
---------------                                               --------    --------
2000
Third Quarter...............................................  $26.00      $     18.8125
Fourth Quarter..............................................  $22.9375    $     10.00
2001
First Quarter...............................................  $18.50      $      9.875
Second Quarter (through June 22, 2001)......................  $17.06      $     10.30

     As of June 22, 2001, the last reported sale price of our common stock, as reported by the New York Stock Exchange, was $12.11 per share.

     We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK UNITS.

     Consideration. You will receive a number of restricted stock units in exchange for tendered options in any class equal to the result of dividing (i) the sum of the total exchange values for each class of tendered options by (2) the average of the high and low price of Avaya stock determined as of the close of trading on the New York Stock Exchange three business days prior to the expiration of the offer. The classes and per share exchange values for the options are set forth in Section 1. You may obtain a summary of your Eligible Options at www.aststockplan.com beginning on or about July 2, 2001.

     As of June 22, 2001, there were issued and outstanding options to purchase 25,019,226 shares of our common stock that were eligible to participate in this offer.

     Terms of Restricted Stock Units. If you participate in this exchange and are not an executive officer of Avaya subject to Section 162(m) of the Internal Revenue Code, you will receive restricted stock units issued under the Avaya Inc. Long Term Incentive Plan for Management Employees. Executive officers of Avaya subject to Section 162(m) of the Internal Revenue Code who are eligible and choose to participate in the exchange will receive restricted stock units issued under the Avaya Inc. 2000 Long Term Incentive Plan. The restricted stock units will be subject to all the terms and conditions of the applicable plan. Our statements concerning the Avaya Long Term Incentive Plans and the restricted stock units are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the applicable plan and the restricted stock unit award agreement between you and us. The Avaya Long Term Incentive Plans and the form of restricted stock unit award agreement have been filed as exhibits to our Tender Offer Statement on Schedule TO which has been filed with the Securities and Exchange Commission (which we refer to as the SEC).

     Awards of restricted stock under the Avaya Long Term Incentive Plans may be made to any employee of Avaya or its subsidiaries. The aggregate number of shares that may be granted under the Avaya Inc. Long Term Incentive Plan for Management Employees may not exceed 5% of the shares of Avaya common stock issued and outstanding on the last day of the immediately preceding calendar year. The aggregate number of shares that may be granted under the Avaya Inc. 2000 Long Term Incentive Plan is 25,000,000. The maximum number of shares that may be granted to an eligible individual under the Avaya Inc. 2000 Long Term Incentive Plan during the term of the plan is 5,000,000.

     The restricted stock units you receive in exchange for tendered options accepted for payment will be subject to forfeiture and other restrictions until the units vest. These restrictions include prohibitions against any sale, transfer, pledge or assignment, in each case until the units have vested. These units will not entitle you to vote or receive dividends, notice of meetings, or proxy materials until they vest. In addition, if your tendered options were subject to special vesting arrangements, including (but not limited to) accelerated vesting of those options under certain circumstances described in your employment offer letter or elsewhere, those special vesting arrangements will not apply to the restricted stock units.

     - Vesting. The restricted stock units you receive will vest in three equal annual installments on August 1, 2002, August 1, 2003 and August 1, 2004. On August 1, 2004, the restricted stock units will be fully vested. Even if your options are now partially or fully vested, the restricted stock units you receive will be subject to vesting over this three-year period.

     - Forfeiture. Any unvested restricted stock units that you receive in the exchange will be forfeited if you retire or leave Avaya voluntarily or if Avaya terminates your employment for any reason other than pursuant to a company-sponsored force management program or another event constituting a "Company Action" under the applicable Long Term Incentive Plan. Restricted stock units that have vested while you are an Avaya employee are yours to keep even after you leave.

     - Termination Under a Company Action. If Avaya terminates your employment pursuant to a company-sponsored force management program or another event constituting a "Company Action" under the applicable Long-Term Incentive Plan, all your restricted stock units will immediately vest and you will be entitled to the shares underlying the restricted stock units.

     - Death or Disability. If you die or suffer a "disability" during the three-year vesting period, all your restricted stock units will immediately vest and you will be entitled to the shares underlying the restricted stock units. Under the restricted stock unit award agreement, "disability" means termination of employment under circumstances where you qualify for and receive payments under a long-term disability pay plan maintained by Avaya or any subsidiary or as required by or available under applicable local law.

     - Change in Control. Upon a "Change in Control" (as defined in the Avaya Long Term Incentive Plans), all your restricted stock units will immediately vest and you will be entitled to the shares underlying the restricted stock units. Under the Avaya Long Term Incentive Plans, a "Change in Control" is:

        - an acquisition of beneficial ownership of 20% or more of either (A) the then outstanding shares of common stock of Avaya (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of Avaya entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (1) any acquisition directly from Avaya, other than an acquisition by virtue of the exercise of a conversion privilege unless the security so being converted was itself acquired directly from Avaya, (2) any acquisition by Avaya, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Avaya or any corporation controlled by Avaya, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of the third clause below; or

        - a change in the composition of the Avaya Board of Directors (the "Incumbent Board") such that the individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board; or

        - the approval by the stockholders of Avaya of a merger, reorganization or consolidation or sale or other disposition of all or substantially all the assets of Avaya (each, a "Corporate Transaction") or, if consummation of such Corporate Transaction is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding however, such a Corporate Transaction pursuant to which (A) all or substantially all the individuals and entities who are beneficial owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation or other person which as a result of such transaction owns Avaya or all or substantially all Avaya's assets either directly or through one or more subsidiaries (a "Parent Company")) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no entity (other than Avaya, any employee benefit plan (or related trust) of Avaya, such corporation resulting from such Corporate Transaction or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, such Parent Company) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of the directors unless such ownership resulted solely from ownership of securities of Avaya prior to the Corporate Transaction, and (C) individuals who were members of the Incumbent Board will immediately after the consummation of the Corporate Transaction constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, of the Parent Company); or

        - the approval by the stockholders of Avaya of a complete liquidation or dissolution of Avaya.

     - Stock Certificates; Vesting. Until your restricted stock units vest, the shares underlying the restricted stock units will be held in our custody or in the custody of a brokerage firm chosen by us. Your award of restricted stock will be evidenced by the restricted stock unit award agreement between you and us. You only will receive a stock certificate for the restricted stock units at the election of Avaya. On the first vesting date, if you are still employed by us, we will either deposit electronically into your account or remit to you the number of shares of common stock corresponding to one-third of the restricted stock units that you receive in the exchange, subject to payment of applicable withholding taxes, if any. On each subsequent vesting date, if you are still employed by us, we will either deposit electronically into your account or remit to you the number of shares of common stock corresponding to one-third of the restricted stock units that you receive in the exchange, subject to payment of applicable withholding taxes, if any.

     - Tax Consequences. You should refer to Section 13 for a discussion of the U.S. federal income tax consequences the acquisition, holding and vesting of restricted stock units, as well as the consequences of accepting the restricted stock units under this offer and making a Section 83(b) election. Section 13 includes a general summary of the material federal income tax consequences of the exchange for U.S. citizens and residents. Employees located outside the United States may incur adverse tax consequences from receiving restricted stock units in exchange for options. The offer web site contains limited information with respect to the consequences of the exchange under the tax laws of certain countries. We recommend that you consult with your own tax advisor to determine the tax and, if you are located outside the United States, any withholding tax and social contribution consequences of this exchange under the laws of the country in which you live and work.

     Participants in the Voluntary Retirement/Separation Program. If you retire or voluntarily leave Avaya under the program announced in June 2001, which we refer to as the Voluntary Retirement/Separation Program, you may participate in the offer as long as you are an active employee on the date the offer expires. If you participate in the Voluntary Retirement/Separation Program and tender options pursuant to the offer, all the restricted stock units that you receive in the exchange will vest immediately on the first day you, are "off roll," or no longer on Avaya's payroll. We expect the off roll date for participants in the Voluntary Retirement/Separation Program to be on August 1, 2001. The number of restricted stock units that you will receive will be net of any applicable withholding taxes you may owe on the value of the shares underlying the restricted stock units. If you are a U.S. taxpayer or resident, you will be required to recognize ordinary income in an amount equal to the then fair market value of the shares underlying the restricted stock units. If you are not a U.S. taxpayer or resident, you should consult your tax advisor with respect to the withholding taxes or social contributions you may owe, if any, upon receipt of the restricted stock units.

     Registration Of Shares. All shares underlying the restricted stock units issuable in connection with this exchange have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. A copy of the prospectus for the Avaya Long Term Incentive Program for Management Employees will be included on the offer web site, or you may obtain this prospectus by calling a representative of the applicable plan administrator as listed in Section 3. Unless you are considered an "affiliate" of Avaya, upon vesting you will be able to sell your shares underlying the restricted stock units free of any transfer restrictions under applicable securities laws.

9. INFORMATION ABOUT AVAYA INC.

     General. Avaya Inc. is a leading provider of communications systems and software for enterprises, including businesses, government agencies and other organizations. We offer voice, converged voice and data, customer relationship management, messaging, multi-service networking and structured cabling products and services. Multi-service networking products are those products that support network infrastructures which carry voice, video and data traffic over any of the protocols, or set of procedures, supported by the Internet on local area and wide area data networks. A structured cabling system is a flexible cabling system designed to connect phones, workstations, personal computers, local area networks and other communications devices through a building or across one or more campuses. We are a worldwide leader in sales of messaging and structured cabling systems and a U.S. leader in sales of enterprise voice communications and call center systems. We are not a leader in multi-service networking products or in converged voice and data products. We have entered these product areas relatively recently, and our multi-service networking product portfolio is less complete than the portfolios of some of our competitors. We are implementing a strategy focused on these products.

     We were incorporated under the laws of the State of Delaware under the name "Lucent EN Corp." on February 16, 2000, as a wholly owned subsidiary of Lucent Technologies Inc. As of June 27, 2000, our name was changed to "Avaya Inc." On September 30, 2000, Lucent contributed its enterprise networking business to us and distributed all the outstanding shares of our capital stock to its shareowners. We refer to these transactions as the "distribution." Prior to the distribution, we had no material assets or activities as a separate corporate entity. Following the distribution, we became an independent public company, and Lucent has no continuing stock ownership interest in us.

     Recent Developments. On June 12, 2001, we announced expected declines in ongoing revenues in the third and fourth fiscal quarters of 2001. Due to a widening slowdown in customer purchases in late May and early June 2001, we expect ongoing revenues to decline four to six percent for the third fiscal quarter ending June 30, 2001 and earnings per share to approximately double compared to the third fiscal quarter of 2000. We expect revenue for the fourth fiscal quarter to decline four to eight percent, and earnings per share to increase six-fold compared to the fourth fiscal quarter of 2000. Our expectations for the fourth quarter assume no further deterioration in economic conditions.

     Our sales in May 2001 were lower than expectations across all product segments, except Connectivity Solutions. Sales outside the United States, which had grown year-over-year in the first and second fiscal quarters, were also below expectations, especially in Europe where we generate approximately half of our non-U.S. revenues.

     We also announced the following steps we are taking to improve performance:

     - accelerating completion of our restructuring plan to the end of fiscal year 2002, one year earlier than originally stated;

     - eliminating at least 3,000 jobs, or about 11% of our workforce, through a combination of involuntary and voluntary separations, including the Voluntary Retirement/Separation Program targeted to U.S. management employees; and

     - improving profitability by consolidating and restructuring under-performing parts of our business, including elements of our Communications Solutions and Services segments.

     The restructuring initiatives already taken have reduced expenses by $100 million a quarter in fiscal 2001 from the fourth quarter of fiscal 2000. We expect that the actions outlined above will eliminate expenses by an additional $50 million in the third quarter and an additional $80 million in the fourth quarter of fiscal 2001.

     Certain Financial Information. Set forth below is selected summary historical consolidated financial information of us and our subsidiaries. The historical financial information has been derived from our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2000 and our Quarterly Report on Form 10-Q for the period ended March 31, 2001 that we filed with the SEC. The information presented below should be read in conjunction with our consolidated financial statements and notes thereto. The Annual Report and the Quarterly Report are available on the Avaya Internet web site at www.avaya.com. Please see Section 16 of this document for further information about how to obtain copies of our SEC filings.

                                                               YEAR ENDED           SIX MONTHS ENDED
                                                             SEPTEMBER 30,             MARCH 31,
                                                          --------------------    --------------------
                                                            2000        1999        2001        2000
                                                          --------    --------    --------    --------
                                                          (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS INFORMATION:
Revenue.................................................   $7,732      $8,268      $3,637      $3,795
Gross margin............................................    3,299       3,704       1,576       1,631
Total operating expenses................................    3,692       3,335       1,653       1,420
Operating income (loss).................................     (443)        369         (77)        211
Income (loss) before income taxes.......................     (448)        307         (70)        223
Cumulative effect of accounting change..................       --          96          --          --
Net income (loss).......................................     (375)        282         (48)        135
Earnings (loss) per common share:
Basic...................................................   $(1.39)     $ 1.09      $(0.21)     $ 0.51
Diluted.................................................   $(1.39)     $ 1.03      $(0.21)     $ 0.48

                                                               AS OF SEPTEMBER 30,
                                                             ------------------------     AS OF MARCH 31,
                                                                2000          1999             2001
                                                             ----------    ----------    -----------------
                                                             (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
BALANCE SHEET INFORMATION:
Total current assets.......................................    $3,362        $3,043            $3,181
Total noncurrent assets....................................     1,675         1,196             1,773
Total current liabilities..................................     2,589         1,597             2,092
Total noncurrent liabilities...............................     1,684           825             1,714
Series B convertible participating preferred stock.........        --            --               381
Total stockholders' equity.................................       764         1,817               767
Book value per common share................................    $ 2.84        $ 7.02            $ 2.71

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS ABOUT THE OPTIONS.

     A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of June 22, 2001, our directors and executive officers as a group (12 persons) beneficially own an aggregate of 4,993,124 Eligible Options, representing approximately 19.96% of the total number of Eligible Options issued and outstanding as of such date. These options represent approximately 19.57% of the total exchange value of the Eligible Options. For information with respect to the beneficial ownership by our directors and executive officers of our common stock, please refer to our Annual Report on Form 10-K for the fiscal year ended September 30, 2000.

     We have been advised that most of our executive officers who are eligible to participate intend to tender options pursuant to this offer. Non-employee directors are not eligible to participate in this offer.

     Based upon our records and upon information provided to us by our directors, executive officers, associates and subsidiaries, neither we nor, to the best of our knowledge, any of our directors or executive officers of any of our subsidiaries nor any associates or subsidiaries of any of the foregoing, has effected any transactions in the Eligible Options or our common stock during the 60 days prior to the date hereof.

     Except for outstanding options to purchase common stock and restricted stock awards granted from time to time to certain of our employees (including executive officers) and non-employee directors pursuant to the plans, and except as set forth in this offer to purchase, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

     Eligible Options we acquire in connection with the offer will be cancelled. Neither the restricted stock units issued in exchange nor the Eligible Options that are not returned under this offer will be treated for financial reporting purposes as variable awards. However, we will record a non-cash compensation expense as the restricted stock units vest if we accept the tendered options in exchange for restricted stock units.

12. LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept exchanged options and to issue restricted stock units is subject to the conditions described in Section 6.

13. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of the material federal income tax consequences of the offer for U.S. citizens and residents. This discussion is based on the Internal Revenue Code of 1986, as amended (which we refer to in this Section as the "Code"), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of stockholders.

     YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

     General. There are no immediate tax consequences of receiving restricted stock units in exchange for your options, unless you make an election under
Section 83(b) of the Code (see below). Upon vesting of the restricted stock units, you will be required to recognize ordinary income in an amount equal to the fair market value of the shares underlying those restricted stock units. We will determine the fair market value of shares for purposes of calculating your withholding tax based on the average of the high and low price of our common stock on the date the restricted stock units vest, or if no sales are reported on that date, the last day before the vesting date in which sales are reported. All taxes that must be withheld with respect to that income will be due to Avaya immediately and will be funded as described below. Unless you file an election under Section 83(b), as a condition of receiving the restricted stock units you will be required either to pay us in cash an amount equal to the withholding tax obligation within 10 days after the vesting date or to authorize us automatically to utilize the number of vested shares underlying the restricted stock units as may be necessary to satisfy the withholding tax obligation as described below.

     Section 83(b) Election. If you choose to make an election under Section 83(b) of the Code, you must file the Section 83(b) election with the Internal Revenue Service within 30 days of the exchange and provide a copy of the statement to us. If you make a Section 83(b) election, you will be required to recognize ordinary income at the time of the exchange in an amount equal to the fair market value of the shares underlying the restricted stock units on such date, and you will be required to pay all applicable taxes at that time by submitting the appropriate amount to us in cash. If any of the restricted stock units are subsequently forfeited, i.e., you leave Avaya before the restricted stock units are fully vested, you are neither entitled to a deduction for the loss associated with the forfeited shares nor entitled to a refund of the taxes paid. However, having made the
Section 83(b) election, if you hold the restricted stock units until after the units vest (assuming you remain employed by us and the units are not forfeited) and subsequently sell the underlying shares deposited into your account, any gain or loss will be taxed as capital gain or capital loss. If the underlying shares are sold more than one year after the date of the Section 83(b) election, the capital gain, if any, will be subject to long-term capital gain tax rates.

     Withholding Taxes. At the time you recognize ordinary income (either upon vesting or if you make an election under Section 83(b) of the Code), we will have a withholding tax obligation with respect to that income, much like the obligation that arises when we pay you your salary or a bonus. This ordinary income will be reflected on your year-end W-2. If you make a Section 83(b) election you must pay us in cash the amount of the withholding taxes. For restricted stock units not subject to a Section 83(b) election, you may elect to pay us in cash the amount of the withholding tax obligation within 10 days after the vesting date. If you do not elect to make this payment or if you fail to pay us in cash the amount required within 10 days after the vesting date, we will utilize a portion of your vested shares that is sufficient to pay the withholding tax obligation. This arrangement is in accordance with the Avaya Long Term Incentive Plans and your restricted stock unit award agreement, which agreement provides that we will deduct or cause to be deducted from, or collect or cause to be collected with respect to, any federal, state, or local taxes required by law to be withheld or paid with respect to your restricted stock units, and you will be required to pay any such amounts. Specifically, the following will occur:

     - Prior to each vesting date, we will send you an election form that will allow you to pay in cash the withholding tax obligation with respect to any restricted stock units that are about to vest. If you elect to pay these taxes, we will send you a notice of taxes within five business days after the vesting date, and you will be required to provide us with funds to satisfy the amount of the withholding tax obligation within 10 days after the vesting date.

     - If you do not elect to pay in cash the withholding tax obligation with respect to your restricted stock units or if you fail to provide us with funds to satisfy the withholding tax obligation within the 10-day period after the vesting date, as soon as administratively possible, we will have the authority to utilize that number of vested shares that is sufficient to obtain funds to satisfy the withholding tax obligation for the restricted stock units that are vested. If we sell any vested shares, any customary and usual trade commission will be deducted from the sale proceeds.

     - We will calculate the amount of withholding taxes you must pay to us based on the fair market value of our common stock on each vesting date. If it is necessary to sell shares to cover taxes due, we will attempt to estimate the correct number of vested shares to be utilized to cover withholding taxes based on market conditions and the price of our stock. However, it is possible that the proceeds obtained from any sale of vested shares will be either too much or too little to satisfy the withholding tax obligations. In the event that excess proceeds are received, the excess will be credited to federal income tax withholding for your account. If the proceeds received are insufficient to cover the withholding taxes, we reserve the right to utilize additional vested shares. If your employment terminates and, as a result, your restricted stock units become immediately vested, we will automatically utilize a portion of the restricted stock units to satisfy the taxes due. You will not be able to pay cash to satisfy the withholding tax obligation, unless required by law.

     By participating in this exchange and returning to us the completed restricted stock unit award agreement, you will authorize us to take the above actions to pay withholding taxes. If there is no market in our common stock, we will have the right to make other arrangements to satisfy the withholding obligations.

14. EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     At any time and from time to time, we may extend the period of time during which the offer is open and delay accepting any options tendered for exchange by publicly announcing the extension and giving oral or written notice of the extension to the option holders. If we extend the offer beyond the July 24, 2001 expiration date, we will publicly announce the extension, which may be by electronic mail, no later than 5:00 p.m., New York time, on July 24, 2001.

     Prior to the expiration date of the offer, we may postpone our decision of whether or not to accept and cancel any Eligible Options in our discretion. In order to postpone accepting or canceling, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling Eligible Options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must pay the consideration offered or return any tendered options promptly after we terminate or withdraw the offer.

     As long as we comply with any applicable laws, we may amend the offer in any way, including decreasing or increasing the per share exchange value for any class of options (i.e., the consideration offered in the offer to option holders) or increasing the number of Eligible Options to be exchanged or surrendered in the offer.

     We may amend the offer at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the amendment must be issued no later than 5:00 p.m., New York time, on the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be sent promptly to option holders by electronic mail or otherwise in a manner reasonably designed to inform option holders of the change, for example, by issuing a press release.

     If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will notify you by electronic mail if we decide to take any of the following actions.

     - increase or decrease the per share exchange value for any class of options (i.e., increase or decrease what we will give you in exchange for your options); or

     - change the type of options eligible to be exchanged in the offer.

     If the offer is scheduled to expire within ten business days from the date we notify you of any such change described above, we will also extend the offer for a period of at least ten business days after the date of the notice.

15. FEES AND EXPENSES.

     We will pay a fee of approximately $70,000 to AST StockPlan, an affiliate of SalomonSmithBarney, for its solicitation of this offer and the design and servicing of the offer web site at which this Offer to Exchange, the letter of transmittal and other related documents and information is being made available. Other than this fee to AST StockPlan, we will not pay any fees or commissions to any broker, dealer or other person for asking option holders to exchange Eligible Options under this Offer to Exchange.

16. ADDITIONAL INFORMATION.

     Avaya files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Avaya files with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room at the following location:

                             Public Reference Room
                             450 Fifth Street, N.W.
                                   Room 1024
                             Washington, D.C. 20549

     Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission at www.sec.gov. Reports, proxy statements and other information concerning Avaya may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     This Offer to Exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

       AVAYA (FILE NO. 001-15951)                            PERIOD
----------------------------------------    ----------------------------------------
Annual Report on Form 10-K                  Fiscal Year ended September 30, 2000
Quarterly Reports on Form 10-Q              Quarters ended December 31, 2000 and
                                            March 31, 2001
Current Reports on Form 8-K                 Filed May 2, 2001
The description of Avaya common stock       Filed under Section 12 of the Exchange
and Avaya rights to acquire junior          Act on June 20, 2000, as amended by
preferred stock set forth in Statement      Amendment No. 1 thereto filed on Form
on Form 10                                  10/A on August 9, 2000, Amendment No. 2
                                            thereto filed on Form 10/A on September
                                            6, 2000, and Amendment No. 3 thereto
                                            filed on Form 10/A on September 14,
                                            2000.

     You can obtain any of the documents through Avaya, the Securities and Exchange Commission or the Securities and Exchange Commission's Internet web site as described above. Documents are available from Avaya without charge, excluding all exhibits. Stockholders may obtain documents by requesting them in writing or by telephone from Avaya at the following address:

                               Investor Relations
                                 c/o Avaya Inc.
                              211 Mount Airy Road
                        Basking Ridge, New Jersey 07920

     As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

     The information contained in this Offer to Exchange about Avaya should be read together with the information contained in the documents to which we have referred you.

17. FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

     This Offer to Exchange and information that is incorporated by reference in it contain forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industries in which we operate, management's beliefs and assumptions made by management. Such statements include, in particular, statements about our plans, strategies and prospects. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward looking statements. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward looking statements after they are made, whether as a result of new information, future events or otherwise. Important factors that could cause actual outcomes and results to differ materially from forward looking statements we make include the factors described under "Risk Factors" in our registration statement on Form 10, which was declared effective by the SEC on September 15, 2000 and factors described in our other filings with the SEC.

     If at any time, we become aware of any jurisdiction where the making of this offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY US.

       AVAYA INC.                                           JUNE 26, 2001

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

                                   SCHEDULE A

                      INFORMATION ABOUT THE DIRECTORS AND
                        EXECUTIVE OFFICERS OF AVAYA INC.

     The directors and executive officers of Avaya, their positions and offices, their number of Eligible Options held and the total exchange value of their Eligible Options, as of June 22, 2001, are set forth in the following table:

                                                                                       EXCHANGE VALUE OF
              NAME                 POSITIONS AND OFFICES HELD      ELIGIBLE OPTIONS    ELIGIBLE OPTIONS
              ----                -----------------------------    ----------------    -----------------
Donald K. Peterson..............  Vice Chairman, President and        2,335,256           $6,171,748
                                    Chief Executive Officer

Pamela F. Craven................  Vice President, General               471,220           $1,031,149
                                    Counsel and Secretary

Michael A. Dennis...............  Vice President of Worldwide           571,682           $1,196,438
                                    Operations and Services

David P. Johnson................  Vice President of Worldwide           598,978           $1,334,432
                                    Sales

Steven Markman..................  Vice President, Product                    --                   --
                                    Realization and Integrated
                                    Solutions

Karyn Mashima...................  Vice President of Global              561,068           $1,141,092
                                    Strategy and Technology

Garry K. McGuire Sr.............  Chief Financial Officer               454,920           $  909,840

Jeffrey A. Harris...............  Director                                   --                   --

Patricia F. Russo...............  Chairman of the Board of                   --                   --
                                    Directors

Henry B. Schacht................  Director                                   --                   --

Daniel C. Stanzione.............  Director                                   --                   --

Franklin A. Thomas..............  Director                                   --                   --

     The address of each director and executive officer is: c/o Avaya, 211 Mount Airy Road, Basking Ridge, New Jersey 07920.

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